                                                                   EXHIBIT 10.15


                                   January 24, 1996


John F. Carpenter
121 Daniel Drive
Alamo, CA 94507


         Re:  Separation Agreement
               --------------------

Dear  John:

         This letter, upon your signature, will constitute the entire agreement ("Agreement") between you and Grubb & Ellis Company and all of its subsidiaries, divisions, regions, and related entities (collectively, the "Company") regarding your separation from employment with the Company.

    1. Due to elimination of your position as President of the Pacific Northwest Region of the Company as of January 24, 1996, your employment with the Company will be terminated.

    2. Although you are not otherwise entitled to the following except pursuant to this Agreement, upon the effectiveness of this Agreement (see Paragraph 11, below) the Company agrees to extend your employment until the earlier of end of the workday on July 24, 1996 or the last business day prior to your employment or association with another firm as set forth in subparagraph e. below ("your termination date"), under the following terms and conditions:

         a. From January 24, 1996 until your termination date (the "term"), your title shall be Vice President - Business Development of the Company. Your primary duties during such term shall be business development for the Company, transitional services related to closure of the Pacific Northwest Regional office, and such other duties as shall be reasonably required by Neil R. Young, President of Commercial Brokerage Operations;

         b. During the term, you will be paid your existing base salary, less withholding and customary payroll deductions;

         c.   You will not be eligible for any incentive compensation;

         d. You agree to waive any entitlement to payment of accrued vacation time and to severance compensation;

         e. In the event that you become employed with another firm or become associated with another business during the term, your employment with the Company will thereupon terminate and your termination date will be the last business day prior to your first day of employment or association with the other firm;

         f. During the term, the Company agrees to make available for your exclusive use your existing office space, office telephone number, voice mailbox and secretarial assistance at the Walnut Creek, California location of the Company; provided that in the event that the Company determines, in its sole discretion, that for legitimate business reasons, you must leave the Company's premises during the term, you agree to do upon the request of Neil

John F. Carpenter                                          Page 2 of 4
January 24, 1996


Young, and your employment shall extend for the balance of the term on the basis of a paid leave of absence;

         g. Until your termination date and so long as you are permitted to remain on Company premises, you may pursue other employment or business opportunities while in the Company's offices and you may use Company resources in that endeavor; provided, however, that: (i) such pursuit does not conflict with the above-referenced duties or create a conflict of interest with your responsibilities at the Company; (ii) you disclose to the Company any real estate services opportunities which the Company could reasonably be expected to have an interest in pursuing, and you and your affiliates refrain from pursuing such opportunities unless the Company declines the opportunities; and (iii) Company resources and facilities are not used for such employment or business once it is undertaken;

         h. Except as set forth herein, your employment is subject to all the terms and conditions of the Grubb & Ellis Employee Handbook, as it may be amended from time to time.

    3. In exchange for the extension of your employment under the terms described in Paragraph 2 above, to which you are not otherwise entitled except pursuant to this Agreement, you agree to and hereby do waive and release, and promise never to assert, any claims of any kind or nature whatsoever, in law or equity, known or unknown, direct and indirect, that you have or might in the future have against Grubb & Ellis Company and its predecessors, subsidiaries, affiliates, associates, owners, divisions, representatives, related entities, officers, directors, shareholders, agents, partners, insurers, employee benefit plans (and their trustees, administrators and other fiduciaries), attorneys, employees, heirs, successors, and assigns, arising from or related to your employment and/or the termination of your employment with the Company.

         The claims that you are waiving, releasing and promising not to assert include, but are not limited to, claims arising under federal, state and local statutory and common law, such as the Age Discrimination in Employment Act, as amended, the Americans with

Disabilities Act of 1990, the Family Medical Leave Act of 1993, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Civil Rights Act of 1866, as amended, the common law of contract and tort, and any other laws and regulations relating to employment, or employment discrimination and/or the payment of wages or benefits.

    4. You agree and understand that the claims that you are waiving, releasing and promising never to assert include claims that you now know or have reason to know exist, as well as those that you do not presently have any reason to know, believe or suspect that you have. You waive any statutory rights that permit the release only of known claims, including any and all rights and benefits conferred upon you by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

              A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known

John F. Carpenter                                          Page 3 of 4
January 24, 1996


              by him must have materially affected his settlement with the debtor.

    5. You agree to resign as Senior Vice President and President of the Pacific Northwest Region of Grubb & Ellis Company and to resign as a director and/or officer of all subsidiaries and related entities effective January 24, 1996.

    6. You agree to return to the Company, by your termination date, any and all information and materials, whether in paper, magnetic, electronic or other form, that you have about the Company's practices, procedures, trade secrets, finances, client lists, or marketing of the Company's services.

    7. You agree that you will not, unless required by law or otherwise permitted by express written permission from or request by the Company, disclose to anyone any information regarding the following:

         a. Any non-public information regarding the Company practices, procedures, trade secrets, client lists, or product marketing of the Company's services.

         b. The terms of this Agreement, except that you may disclose this information to members of your immediate family and to your attorney, accountant or other professional advisor(s) to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must, and any breach of this obligation of confidentiality by such family member or professional advisor(s) shall be deemed to be a breach by you.

    8. You acknowledge that you are not entitled to any incentive compensation which has not already been paid.

    9. After your termination date, you will no longer be covered by or eligible for any benefits under any Company employee benefit plans, and your health and/or dental coverages will cease at the end of the last month of your employment. You will receive by separate cover information regarding your rights to health insurance continuation and any 401(k) PLUS benefits. To the extent that you have such rights, nothing in this Agreement will impair those rights.

    10. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by the law, the Company will be entitled to recover the benefits paid under the Agreement and to obtain all other relief provided by law and equity. This Agreement will be governed by the law of the State of California.

    11. To accept the Agreement, please date and sign this Agreement and return it, either by personal delivery or by mail, to GRUBB & ELLIS COMPANY, c/o Laura J. Ferracane, Human Resources Director, at One Montgomery Street, Telesis Tower, 9th Floor, San Francisco, CA 94104. An extra original for your records is enclosed.

John F. Carpenter                                          Page 4 of 4
January 24, 1996

         a. You have up to 21 days from the date you receive this Agreement to accept the terms of this Agreement, although you may accept it at any time within those 21 days.

         b. Once you accept this Agreement, you will have seven (7) days after signing to revoke your acceptance. To revoke, you must send, either by personal delivery or by mail, to the Human Resources Director is indicated above, a written statement of revocation. If you do not revoke, the eighth day after the date of your acceptance will be the "effective date" of this Agreement.

    12. This Agreement represents the sole and entire agreement between you and the Company and supersedes any and all previous verbal or written promises, representations, agreements, negotiations and/or discussions, if any, between you and the Company with respect to the subject matters covered herein. This Agreement cannot be terminated or changed except in writing by you and a duly authorized representative of the Company. You are advised to consult an attorney about this Agreement.

    13. Nothing in this Agreement shall constitute an admission of liability or wrongdoing by the Company. This Agreement shall not be binding on the Company unless and until it is signed, in unaltered form, and returned to the Company as provided above.

                                  GRUBB & ELLIS COMPANY


                                  /S/ Neil R. Young
                                   ----------------------------
                                  By Neil R. Young
Dated:   January 25     , 1996    President of Commercial
     -------------------          Brokerage Operations


    By signing this separation agreement letter, I acknowledge that I have had the opportunity to review it carefully with an attorney of my choice, that I understand the terms of the agreements contained therein, and that I voluntarily agree to them.



Dated:   January 24   , 1996                /S/ John F. Carpenter
     ----------------------                 ---------------------
                                             John F. Carpenter




7CV\2104
                                                                              55